                                                                    Exhibit 23.2


The Board of Directors
ARTISTdirect Records, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 68396) on Form S-8 of
ARTISTdirect, Inc. of our report dated February 14, 2003, with respect to the balance sheets of ARTISTdirect Records, LLC as of December 31, 2001 and 2002, and the related statements of operations, changes in members' deficit and cash flows for the period from May 31, 2001 (inception) through December 31, 2001 and the year ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of ARTISTdirect, Inc.


                                        /s/ KPMG LLP



Los Angeles, California
March 31, 2003